FORESTER & ASSOCIATES

ATTORNEYS AT LAW

612 Paddock Lane

Libertyville, Illinois  60048

847-573-8399

July 29, 2010

The Forester Funds, Inc.

100 Field Drive, Ste 330

Lake Forest, Illinois 60045

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 16 to the Registration Statement, File Nos. 333-81907 and 811-9391 (the “Registration Statement”) for The Forester Funds, Inc. (the “Company”).

We have examined a copy of the Company’s Amended and Restated Articles of Incorporation, the Company’s record of the various actions by the Directors thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 16 is effective for purposes of applicable federal and state securities laws, shares of the Forester Discovery Fund and Class I, Class N and Class R shares of the Forester Value Fund, (the “Funds”), each a series of the Company, if issued in accordance with the then current Prospectuses and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 16 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Company and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Forester & Associates

FORESTER & ASSOCIATES